PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, ASAMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOTBE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF ANYEFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTIONTHEREFROM UNDER THE ACT, THE RULES AND REGULATIONS THEREUNDERAND APPLICABLE STATE LAWS.

Issue Date: August 23, 2007	Original Principal Amount: $1,000,000

FOR VALUE RECEIVED, NuGen Mobility, a Delaware corporation with its principalplace of business at 44645 Guilford Drive, Suite 201, Ashburn, VA 20147 (“Maker”), herebypromises to pay to the order of New Generation Motors Corporation, a Delaware corporation with itsexecutive offices at 44645 Guilford Drive, Suite 201, Ashburn, Virginia 20147 (“Holder”) (or such otheraddress as Holder may specify by written notice to Maker), the principal amount of One Million Dollars($1,000,000), together with simple interest thereon until paid in full at the rate of six percent (6%) perannum.

1. Payment of Principal and Interest. Payments of principal plus interest on the unpaid principal balance of this Promissory Note (the “Note”) outstanding from time to time shall be payable in accordance with the following:

(a) Schedule of Payments. Subject to Section 1(b), Maker shall make payments on the Note pursuant to the following schedule:

(i) Beginning in the second full quarter following the Closing Date, Maker shall make quarterly payments on the Note, each in an amount equal to the product of (A) two hundredths (.02) multiplied by (B) the amount equal to the Gross Revenues earned in such calendar quarter during the remainder of calendar year 2007;

(ii) Maker shall make quarterly payments on the Note, each in an amount equal to the product of (A) three-hundredths (.03) multiplied by (B) the amount equal to the Gross Revenues earned in such calendar quarter during calendar year 2008;

(iii) Maker shall make quarterly payments on the Note, each in an amount equal to the product of (A) four-hundredths (.04) multiplied by (B) the amount equal to the Gross Revenues earned in such calendar quarter during calendar year 2009;

(iv) Maker shall make quarterly payments on the Note, each in an amount equal to the product of (A) five-hundredths (.05) multiplied by (B) the amount equal to the Gross Revenues earned in such calendar quarter during calendar year 2010;

(v) Maker shall make quarterly payments on the Note, each in an amount equal to the product of (A) six-hundredths (.06) multiplied by (B) the amount equal to the Gross Revenues earned in such calendar quarter during calendar year 2011 and subsequent calendar years thereafter until the final payment in full of any remaining outstanding principal and interest under the Note.

(b) Minimum Amounts. Notwithstanding anything to the contrary in Section 1(a), Maker shall pay a minimum of $7,500 to Holder every quarter during each calendar year in which payments to Holder could be required under Section 1(a) of this Note; provided that to the extent any such amounts paid pursuant to this Section 1(b) exceed the amount that would otherwise be due under this Note, such amounts paid pursuant to this Section 1(b) shall be treated as an advance against amounts payable pursuant to Section 1(a) in respect of subsequent calendar quarters.

(c) Timing for Payments. Maker’s payments under this Note shall be due and payable on a quarterly basis within forty-five (45) days following the end of the calendar quarter in which Maker receives the applicable Gross Proceeds.

(d) Application of Credits and Payments.

(i) The Credits, as that term is defined in the Purchase Agreement, shall be applied to the Maker’s first payment under this Note and any and all subsequent payments until such time as the aggregate amount of the Credits have been credited against payments under this Note.

(ii) In determining the amount of interest payable under the Note, the amount of principle outstanding to be used in making such determination shall be reduced by the amount of any applicable Credits outstanding.

(iii) Notwithstanding anything to the contrary in this Section 1, all payments made pursuant to this Section 1 shall be applied first to earned interest and second to the outstanding principal under the Note and, to the extent of any amount of Credits outstanding, as if no amount of the Credits shall have been applied to such payments.

(e) Prepayment. This Note may be prepaid at any time, without premium or penalty, in whole or in part. Any prepayment of principal shall be accompanied by a payment of earned and unpaid interest in respect of the principal being prepaid.

(f) Definition of Gross Revenues. “Gross Revenues” means the aggregate amount of (i) all fees and other revenue that Purchaser actually receives from any source following the Closing Date, (ii) the then-current fair market value of (x) the Purchased Assets, or (y) the Business (as a going concern) or portion thereof sold or otherwise transferred to an Affiliate of Purchaser and/or Eric Takamura, and (iii) the proceeds from the sale or other disposition by Purchaser to any other third party of all or any portion of (x) the Purchased Assets and/or (y) the Business as a going concern following the Closing Date

2. Default and Acceleration Provisions.

(a) Repayment of all principal and interest under this Note will be accelerated and shall be immediately due in full at the election of Holder by notice in writing to Maker in the event (an “Event of Default”) Maker shall (i) fail to make any payment due under this note, which failure continues for a period of ten (10) days following Holder’ notice thereof, (ii) apply for or consent to the appointment of a receiver, trustee or liquidator of Maker or any of its property, (iii) admit in writing its general inability to pay its debts as they mature, (iv) make a general assignment for the benefit of creditors, (v) commence a voluntary case under the federal bankruptcy laws or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any other bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) take corporate action for the purpose of effecting any of the foregoing; or an order, judgment or decree shall be entered, without the application, approval or consent of Maker, by any court of competent jurisdiction, approving a petition seeking reorganization of Maker or of all or a substantial part of the assets of Maker and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days.

(b) In the case of any Event of Default, Maker shall pay, on demand, all costs of enforcement and collection of this Note incurred by Holder, including but not limited to reasonable attorneys’ fees, disbursements and court costs. The liability of Maker hereunder shall be unconditional and shall not be in any manner affected by and right of setoff of Maker or any indulgence whatsoever granted or consented to by Holder, including, without limitation, any extension of time, renewal, waiver or other modification.

3. Rights and Remedies. Upon the occurrence of an Event of Default and at any time thereafter, Holder shall have the rights and remedies provided herein and under applicable law.

4. Miscellaneous.
(a) This Note may not be amended, modified or supplemented without the express written consent of Holder and Maker. The failure by Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. This Note may not be changed or terminated orally or by estoppel or waiver or by any alleged oral modification regardless of any claimed partial performance referable thereto.

(b) None of the obligations of Maker under this Note may be assigned without the prior written consent of Holder, and any purported assignment made without such consent shall be void. The provisions of this Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns (each of which transferees, successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof).

(c) Maker hereby waives presentment, notice of dishonor, protest and notice of protest, and any or all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note.

(d) All notices, consents, requests, instructions, approvals, demands and other communications provided for herein shall be validly given, made or served if in writing and delivered personally by hand, by a nationally recognized overnight courier service (i.e., FedEx or United Parcel Service), by United States certified or registered first class mail, postage prepaid with return receipt requested, or by electronic or facsimile transmission. Each such notice, consent, request, instruction, approval, demand or other communication shall be effective if delivered (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 4(d); (b) by United States certified or registered first class mail sent to the address specified in this Section 4(d) on the date appearing on the return receipt therefore; or (c) by electronic or facsimile transmission, when such electronic or facsimile transmission is transmitted to the electronic mail address or facsimile transmission number specified in this Section 4(d) and the appropriate confirmation is received. In the event that a party is unable to deliver a notice, consent, request, instruction, approval, demand, or other communication due to the inaccuracy of the address or facsimile transmission number provided by the other party pursuant to this Section 4(d), or the other party’s failure to notify the party of a change of its address or facsimile transmission number as specified pursuant to this Section 4(d), such notice, consent, request, instruction, approval, demand, or other communication shall be deemed to be effective upon confirmation by a nationally recognized overnight courier service of its failure to complete delivery to the other party’s address as set forth in this Section 4(d) (or other address duly given to the party by the other party in accordance with this Section 4(d)).

Addresses and facsimile transmission numbers for notices (unless and until written notice is given of any other address or facsimile transmission number):

If to Maker, to:
NuGen Mobility, Inc.
44645 Guilford Drive, Suite 201
Ashburn, VA 20147
Attention: Eric Takamura
Fax: (703) 858-0699
Email: eric.takamura@ngmcorp.com

with a copy to:

Pepper Hamilton LLP
600 Fourteenth Street, NW
Washington, DC 20005-2004
Attention: Steve A. Mandell
Fax: (202) 220-1200
Email: mandells@pepperlaw.com

If to Holder, to:

New Generation Motors Corporation
c/o Henry, O'Donnell, Dahnke & Walther, P.C.
4103 Chain Bridge Road, Suite 100
Fairfax, Virginia 22030
Attention: Bruce W. Henry
Fax: (703) 273-6884
Email: bwh@henrylaw.com

(e) This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to instruments made and to be performed wholly within Virginia. If any provision of this Note is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision hereof.

(f) IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, MAKER WAIVES TRIAL BY JURY AND ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE.

IN WITNESS WHEREOF, Maker has duly executed and delivered this Note as of the day and year first above written.

NUGEN MOBILITY INC.

By: /s/ Eric Takamura
Name:	Eric Takamura
Title:	President